UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Image Sensing Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 17, 2015

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Image Sensing Systems, Inc. to be held at the Embassy Suites Minneapolis - Airport, Orchid Room, 7901 34th Avenue South, Bloomington, Minnesota, on Thursday, May 14, 2015 at 9:00 a.m. Central Time.

At the meeting you will be asked to vote for the election of our Board of Directors, to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2015 and to vote on an advisory resolution to approve executive compensation (the “say-on-pay” vote). I encourage you to vote for each of the director nominees, for ratification of the appointment of Grant Thornton LLP and for the advisory resolution to approve executive compensation.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope. Changes in regulations effective in 2010 eliminated the ability of your bank or broker to vote your uninstructed shares on certain matters, including the election of directors, so it is important that you vote and return your proxy.

Very truly yours,

Image Sensing Systems, Inc.

James W. Bracke
Chairman

500 Spruce Tree Centre
1600 University Avenue West
Saint Paul, Minnesota 55104
United States
+1.651.603.7700 | +1.651.305.6402 FAX

imagesensing.com

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Image Sensing Systems, Inc.

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2015

TO THE SHAREHOLDERS OF IMAGE SENSING SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Image Sensing Systems, Inc. will be held at 9:00 a.m. Central Time on Thursday, May 14, 2015, at the Embassy Suites Minneapolis - Airport, Orchid Room, 7901 34th Avenue South, Bloomington, Minnesota, for the following purposes:

1.	To elect five directors to serve on our Board of Directors.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year.

3.	To vote on an advisory resolution to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 16, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

We encourage you to take part in the affairs of our company either in person or by executing and returning the enclosed proxy card as promptly as possible. To ensure that your shares are represented, we request that you sign and return your proxy card whether or not you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Dale E. Parker
Interim President, Interim Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary
Dated: April 17, 2015

We urge you to mark, sign and date the enclosed proxy and promptly mail it in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2015

This notice, the accompanying proxy statement and the Image Sensing Systems, Inc. 2014 Annual Report to Shareholders, which includes the Image Sensing Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2014, are available at http://www.imagesensingsystems.com.

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PROXY STATEMENT

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PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2015

The Board of Directors of Image Sensing Systems, Inc. (the “Company”) is soliciting proxies for use at our annual meeting of shareholders to be held on May 14, 2015, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about April 17, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters described in the Notice of Annual Meeting of Shareholders. These consist of the election of directors, the ratification of the appointment of our independent registered public accounting firm and the vote on the advisory resolution to approve the compensation of our named executive officers (the “say-on-pay” vote). Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board of Directors has set March 16, 2015 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 16, 2015, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 5,005,803 shares of common stock, par value $.01 per share, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 5,005,803 votes are entitled to be cast at the meeting. There is no cumulative voting for directors.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Therefore, the holders of at least 2,502,902 shares constitute a quorum for the 2015 annual meeting. Shares are counted as present at the meeting if:

•	you are present and vote them in person at the meeting; or

•	you have properly submitted a proxy by mail.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card. If you properly execute, duly return and do not revoke your proxy, it will be voted in the manner you specify.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What vote is required for the election of directors or for a proposal to be approved?

In accordance with Minnesota law, if a quorum is present, the nominees for election as directors will be elected by a plurality of the votes cast at the annual meeting. This means that because shareholders will be electing five directors, the five nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve Proposals 2 and 3 (provided that a quorum is present at the meeting).

How are votes counted?

You may either vote “FOR” or “WITHHOLD AUTHORITY” to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 2 and 3.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold our shares directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, 2014 Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Annual Meeting of Shareholders, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank or other financial institution or its designated representative. Through this process, your bank or broker collects the voting instructions from all of their customers who hold our shares and then submits those votes to us.

Because of a change in the rules of The NASDAQ Stock Market (NASDAQ) effective in 2010, your broker will NOT be able to vote your shares with respect to the election of directors unless you provide voting instructions to it. We strongly encourage you to return your voting instruction form and exercise your right to vote.

What is a broker non-vote?

A broker non-vote occurs when a broker’s or bank’s customer does not provide the broker or bank with voting instructions on “non-routine” matters for shares owned by the customer (sometimes referred to as the “beneficial owner”) but held in the name of the broker or bank. For such matters, the broker or bank cannot vote on behalf of the beneficial owner and reports the number of such shares as “non-votes.” By contrast, if a proposal is considered “routine,” the broker or bank, in its discretion, may vote any shares as to which it has not received specific instructions from its customer. Each bank or broker has its own policies that control whether or not it casts votes for routine matters.

Whether the proposal is non-routine or routine is governed by NASDAQ rules. The election of directors (Proposal 1) and the vote on the advisory resolution to approve the compensation of our named executive officers (Proposal 3) are considered non-routine by NASDAQ; the ratification of our independent registered public accounting firm (Proposal 2) is considered routine.

What is the effect of not casting my vote?

Changes in NASDAQ regulations in 2010 eliminated the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1) or the vote on the advisory resolution to approve the compensation of our named executive officers (Proposal 3), no votes will be cast on your behalf. Before 2010, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.

Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any proposals at the annual meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year;

•	FOR the advisory resolution approving the compensation of our named executive officers; and

What if I do not specify how I want my shares voted?

If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year;

•	FOR the advisory resolution approving the compensation of our named executive officers;

•	in the discretion of the persons named in the proxy on any other proposals that properly come before the meeting and as to which we did not receive notice before March 16, 2015.

Can I change my vote after submitting my proxy or voting instructions?

Yes. You may revoke your proxy at any time before the proxy vote is cast at the annual meeting in any of the following ways:

•	by giving written notice of revocation to Dale E. Parker, our Interim President, Interim Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer and Corporate Secretary;

•	by submitting a later-dated proxy; or

•	by voting in person at the meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation.

We are soliciting proxies primarily by mail. In addition, some of our officers, directors and regular employees may solicit the return of proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for these services.

How can I communicate with the Board of Directors?

Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to:

The Office of the Corporate Secretary
Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, MN 55104

Our Corporate Secretary will deliver such letters to a director that can address the matter, or to a specified director if so addressed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 16, 2015 by (1) each person or entity known by us to own beneficially more than five percent of our common stock; (2) each director and nominee for election as a director of Image Sensing Systems, Inc.; (3) each of our executive officers named in the Summary Compensation Table below; and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting power and investment power with respect to our securities. Shares of our common stock issuable pursuant to stock options and convertible securities that are exercisable or convertible as of or within 60 days after March 16, 2015 are deemed outstanding for computing the beneficial ownership percentage of the person or member of a group holding the options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of each director and executive officer named below is the same as that of Image Sensing Systems, Inc.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Five Percent Shareholders
John H. Lewis	481,927	(2)	9.6%
300 Drakes Landing Road, Suite 172
Greenbrae, CA 94904

Nicusa Capital Partners L.P.	470,660	(3)	9.4%
19 West 34th Street New York, NY 10001

Norman H. Pessin	327,330	(4)	6.5%
366 Madison Avenue, 14th Floor
New York, NY 10017

Panos G. Michalopoulos	294,298	(5)	5.9%

FMR LLC	262,935	(6)	5.3%
82 Devonshire Street
Boston, MA 02109

Executive Officers and Directors
James W. Bracke	54,664	(7)	1.1%
Dale E. Parker	36,870	(7)	*
Thomas G. Hudson	10,740		*
Paul F. Lidsky	10,343		*
Melissa B. Fisher	6,212		*
All directors and executive officers as a group (5 persons)	118,829	(7)	2.4%

*	Less than one percent.

(1)	Based on 5,005,803 shares outstanding as of March 16, 2015.

(2)	We have relied upon the information supplied by John H. Lewis in a Schedule 13G/A he filed with the SEC on February 12, 2014.

(3)	We have relied upon the information supplied by Nicusa Capital Partners L.P. in a Schedule 13G/A it filed with the SEC on February 23, 2012.

(4)	We have relied upon the information supplied by Norman H. Pessin in a Schedule 13D/A he filed with the SEC on April 6, 2015.

(5)	Includes 262,935 shares held by Transatlantic Emporium & Technology Exchange LLC, a company controlled by Dr. Panos G. Michalopoulos.

(6)	We have relied upon the information supplied by FMR LLC in a Schedule 13G/A it filed with the SEC on February 13, 2015.

(7)

Includes the following shares issuable pursuant to options exercisable as of or within 60 days after March 16, 2015: for Mr. Bracke, 30,000 shares; for Mr. Parker, 24,500 shares; and for all directors and executive officers as a group, 54,500 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission. Executive officers, directors and beneficial owners of more than 10% of our common stock are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them for fiscal 2014.

PROPOSAL 1 - ELECTION OF DIRECTORS

The business and affairs of Image Sensing Systems, Inc. are managed under the direction of our Board of Directors, which presently is comprised of five members. Each of our directors is elected until the next annual meeting of shareholders and until the director’s successor has been elected and qualifies to serve as a director or until the director’s earlier removal, death or resignation. All of the nominees presently are members of the Board of Directors.

The Board of Directors recommends that you vote FOR election of the five nominated directors. Proxies will be voted FOR the election of the five nominees unless otherwise specified.

If for any reason any nominee shall be unavailable for election to the Board of Directors, the named proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

The nominees for election to our Board of Directors provided the following information about themselves as of April 17, 2015.

James W. Bracke, age 67, has been a director since 2009. Mr. Bracke was named Chairman of the Board in September 2011. He is also chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Mr. Bracke has been the Vice President of Oral Health of EPIEN Medical Inc., a privately held medical device company, since April 2014. Mr. Bracke has been the Managing Director of National Green Gas LLC, a medical waste-to-energy company, since January 2009. He has been the President of Boulder Creek Consulting, LLC, a business and technology consulting firm, since 2004. Mr. Bracke was a director of Enventis Corporation, formerly known as Hickory Tech Corporation, a publicly-held company, from 2004 until it was acquired by Consolidated Communications Holdings, Inc. in October 2014.

Mr. Bracke is qualified to serve on our Board due to his management, technical and public company experiences, most significantly his 20 years as President and Chief Executive Officer of Lifecore Biomedical, Inc., a publicly-held medical device manufacturer, from 1983 to 2004.

Thomas G. Hudson, age 69, has been a director since April 2013. Since April 2011, Mr. Hudson has been Chief Executive Officer and a director of Municipal Parking Services, Inc. (MPS), a development-stage company that provides parking solutions to cities and municipalities. From May 2008 until October 2010, he served as Chairman and Chief Executive Officer of Muve, Inc., which produced and marketed a clip-on device for weight loss that was based on intellectual property licensed from Mayo Clinic, including software (SaaS) technology. Mr. Hudson has also been Chief Executive Officer of Global Capacity Group, Inc. and Computer Network Technology Corporation, or CNT. He served as a board member of XRS Corporation from October 2007 until it was acquired in 2014. Earlier in his career, he served for over 25 years in a number of management positions at IBM Corporation, including General Manager/Vice President of services, product development, and sales and marketing. Mr. Hudson previously served on the boards of directors of 20/20 Technologies, Inc., CNT, McData Corp., Lawson Software, Inc. and Plato Software, Inc. when they were publicly-held companies, and several private companies. Mr. Hudson also holds an MBA.

Mr. Hudson is qualified to serve on our Board due to his management, technical and public company experiences working in senior executive positions for both public and private companies in a variety of industries.

Paul F. Lidsky, age 61, has been a director since June 2013. Mr. Lidsky is Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Lidsky was elected as a director of Datalink Corporation in June 1998 and became its President and Chief Executive Officer in July 2009.

Mr. Lidsky was the President and Chief Executive Officer of Calabrio, Inc., from October 2007 until July 2009. From December 2005 until September 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc., most recently as Executive Vice President of Strategy and Business Development.

Mr. Lidksy is qualified to serve on our Board due to his extensive experience working in senior executive positions for both public and private companies in a variety of industries as well as prior service on public company boards.

Melissa B. Fisher, age 42, has been a director since May 2014. Ms. Fisher is Chair of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Fisher has served as Vice President, Corporate Financial Planning and Analysis, Treasury and Investor Relations of Zynga, Inc., since April 2015. From July 2013 to March 2015, Ms. Fisher served as Vice President, Corporate Development, Treasury and Investor Relations of Digital River, Inc. From September 2009 to March 2012, Ms. Fisher served as a Managing Director of Foros. Prior to that, Ms. Fisher worked in the Technology Mergers & Acquisitions Group of Banc of America Securities, LLC. From August 1998 to August 2001, Ms. Fisher worked in the Mergers & Acquisitions and Communications, Media and Entertainment Groups of Goldman, Sachs & Co. Ms. Fisher served on the Board of Directors of Digital Generation, Inc., from February 2013 until February 2014.

Ms. Fisher is qualified to serve on our Board due to her extensive experience working in senior positions in the financial industry sector.

Dale E. Parker, age 63, was appointed as Interim Chief Executive Officer and Interim President in December 2014. Mr. Parker was appointed as Chief Operating Officer, Chief Financial Officer and Treasurer in June 2013. Mr. Parker had been a director since August 2012. Mr. Parker has also been a director of Consolidated Communications Holdings, Inc. (“Consolidated”), a publicly-held company, since October 2014. Mr. Parker was a director of Enventis Corporation (formerly Hickory Tech Corporation) from 2006 until the consummation of Enventis Corporation’s acquisition by Consolidated in October 2014 and served as Chair of the Enventis Corporation board of directors from January 2011 to May 2013. From 2011 to 2012, he served as interim Chief Financial Officer (CFO) for Ener1, Inc., an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry, in 2010. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a Certified Public Accountant and holds an MBA.

Mr. Parker is qualified to serve on our Board due to his extensive experience working in senior executive positions for both public and private companies in a variety of industries and his expertise with financial statement preparation and SEC reporting.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. In 2004, we adopted a Code of Ethics and Business Conduct. This Code is a statement of our high standards for ethical behavior and legal compliance, and it governs the manner in which we conduct our business. A copy of our Code of Ethics and Business Conduct can be found on our website at www.imagesensing.com by clicking on “Company,” then “Investors,” then “Investor Resources” and then on “Corporate Code of Ethics and Business Conduct.”

Board Composition and Meetings

Our Board of Directors has determined that three of our five current directors and three of our five nominees are independent directors as defined under the applicable rules of the SEC and NASDAQ. The three independent directors of our current Board are James W. Bracke, Melissa B. Fisher and Paul F. Lidsky. Each of the Committees of the Board is composed of only independent directors. In making the independence determinations, we reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management.

We believe our Board of Directors, taken as a whole, possesses an appropriate combination of skills and experiences. The majority of our Board members have experience in operating and advising high-growth technology-based businesses. Individually, our directors have varied experiences in small and large publicly-held companies in the operational areas of engineering, sales, marketing and finance and in academic and applied settings within the traffic industry.

The Board of Directors held eight meetings during 2014 in addition to Board Committee meetings. Each director who was a director during 2014 attended at least 96% of the total meetings held in 2014 of the Board and Board Committees on which the director served during 2014.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors. The Company believes that such a separation benefits the Company by enhancing the opportunities for checks and balances between the Company’s strategies and its objectives and ensuring that a wider selection of alternative measures are considered. Our current Chairman, James W. Bracke, has served in that role since September 2011. Our previous Chairman, James Murdakes, served in that role from June 2007 to September 2011.

Risk Oversight

The Board of Directors, in conjunction with management, has identified and prioritized various enterprise risks, and each prioritized risk is assigned to a Board Committee or the full Board for oversight. For example, financial risks are overseen by the Audit Committee; compensation risks are overseen by the Compensation Committee; Chief Executive Officer succession planning is overseen by the Governance and Nominating Committee; and strategic, legal and compliance risks are typically overseen by the full Board. Management regularly reports on each such risk to the relevant Committee or the Board, and material risks identified by a relevant Committee are then presented to the full Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Committee. Coordination of management’s review of risks is performed by the Chief Financial Officer, who reports to the Board of Directors.

Board Committees

Our Board of Directors conducts its business through meetings of the Board and the following three standing Committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these Committees has adopted and operates under a written charter. Copies of the charters are posted on our website at www.imagesensingsytems.com. The current membership of these Committees is described below.

Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(4)
Melissa B. Fisher (Chair)	Paul F. Lidsky (Chair)	James W. Bracke (Chair)
James W. Bracke	James W. Bracke	Melissa B. Fisher
Paul F. Lidsky	Melissa B. Fisher	Paul F. Lidsky

(1)

Ms. Fisher was appointed as Chair of the Audit Committee on March 27, 2015. Mr. Lidsky was Chair of the Audit Committee from June 21, 2013 until March 27, 2015. Mr. Parker was Chair of the Audit Committee from August 2012 until June 21, 2013, when he was appointed as Chief Operating Officer, Chief Financial Officer and Treasurer of the Company, at which time he stepped down from the Audit Committee.

(2)

Mr. Lidsky was appointed as Chair of the Compensation Committee on March 27, 2015. Mr. Thomas G. Hudson served as Chair of the Compensation Committee from May 30, 2013 until March 27, 2015. Mr. Bracke served as Chair of the Compensation Committee until May 30, 2013.

(3)

Mr. Bracke was appointed as Chair of the Nominating and Corporate Governance Committee on May 30, 2013. Panos G. Michalopoulos served as Chair of the Nominating and Corporate Governance Committee until May 30, 2013, when he chose not to stand for re-election to the Company’s Board of Directors at the Company’s 2013 annual meeting of shareholders.

Audit Committee

The Audit Committee is responsible for the selection and compensation of the independent registered public accounting firm, and it reviews with the independent registered public accounting firm the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to our accounts, records, controls and financial reporting. Each current member of our Audit Committee possesses the financial qualifications required of audit committee members under the rules and regulations of NASDAQ and the SEC. For 2014, our Board of Directors identified James W. Bracke, Melissa B. Fisher, Thomas G. Hudson and Paul F. Lidsky as audit committee financial experts as defined in the applicable rules of the SEC. During 2014, the Audit Committee held five meetings.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors the compensation guidelines and stock option grants for executive officers and other key personnel. During 2014, the Compensation Committee held four meetings. The Committee’s primary responsibilities include:

•

annually reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluating their performances in light of those goals and objectives, and subsequently determining their incentive compensation levels based on this evaluation and other factors deemed relevant and appropriate by the Committee;

•

annually reviewing and determining for our Chief Executive Officer and Chief Financial Officer their annual base salary levels, their annual incentive opportunity levels, employment agreements, severance arrangements and change of control agreements/provisions, and special or supplemental benefits, if any; and

•	reviewing and making recommendations to the Board of Directors with respect to compensation programs and policies, including incentive compensation plans and equity-based plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends director nominees to the Board and recommends policy guidelines on corporate governance issues. During 2014, the Nominating and Corporate Governance Committee held two meetings.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Sessions of the Board

At least twice annually, our independent directors meet in executive session without any director being present who does not meet the independence requirements of the listing standards of NASDAQ. During 2014, our independent directors met five times in executive session.

Board Nomination Process

The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as a director of Image Sensing Systems, Inc., the Nominating and Corporate Governance Committee considers criteria including business and financial expertise; where the director resides; experience as a director of a public company; diversity of background and experience on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Nominating and Corporate Governance Committee, by shareholders, or through some other source. The Nominating and Corporate Governance Committee does not have a policy that specifically addresses diversity in its nominating process.

The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at the address indicated on the Notice of Annual Meeting of Shareholders: (1) name of the candidate and a brief biographical sketch and resume;(2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the nominee’s resume and biographical information, an indication of the nominee’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted by any shareholder in connection with the 2015 annual meeting.

Policy Regarding Attendance at Annual Meetings

We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year, all of our then elected directors attended the annual shareholders meeting.

Non-Employee Director Compensation

During 2014, each of our non-employee directors received an annual $50,000 retainer, of which $25,000 is paid in cash and $25,000 is paid in the form of a common stock award grant, with the per share value of the common stock based on the closing price of the common stock on the trading day before the grant date of the award. The Chairman of the Board received an additional $22,500 annual cash retainer. The Committee Chairs received the following additional annual cash retainers: Audit Committee - $10,000; Compensation Committee - $7,000; and Nominating and Corporate Governance Committee - $5,000. Members of the Committees received the following additional annual cash retainers: Audit Committee - $6,000; Compensation Committee - $5,000; and Nominating and Corporation Governance Committee - $4,000. Any special Committees formed by the Board received $750 for each special Committee meeting attended, with the Chair receiving an additional $750 for each special Committee meeting attended.

The following table provides information regarding the compensation earned by the members of the Board of Directors in 2014.

Director Compensation – 2014

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
James W. Bracke	$68,500	$24,993	$93,493
Melissa B. Fisher(3)	$27,667	$15,622	$43,289
Thomas G. Hudson	$47,000	$24,993	$71,993
Paul F. Lidsky	$51,000	$24,993	$75,993

(1)	Consists of fees earned and paid in 2014.

(2)

Represents the grant date fair value of stock awards during the year determined pursuant to Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation (ASC Topic 718). Refer to “Note 11 - Shareholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions used in calculating the grant date fair value.

(3)	Ms. Fisher joined the Board in May 2014.

Each director is reimbursed by the Company for his or her actual out-of-pocket expenses, including telephone, travel and miscellaneous items incurred on behalf of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers. During 2014, our named executive officers consisted of Dale E. Parker, our Interim President and Interim Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Treasurer; and Kris B. Tufto, our former President and Chief Executive Officer (the “Named Executive Officers”).

Objectives of the Compensation Program

The Compensation Committee sets the compensation programs for the Named Executive Officers. The independent members of our Board approve their compensation.

The primary objective of our various compensation programs is to attract, motivate and retain key executives and align their compensation with our overall performance. Our Compensation Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests. To this end, the Committee has established a compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of Company and individual performance;

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities; and

•	a mix of short-term cash and long-term equity-based compensation.

The Committee and the Board believe it is important, when making their compensation-related decisions, to be informed as to current practices of similarly situated companies. The Committee and the Board do not engage in benchmarking compensation against comparator groups, and they have not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for the Company’s Named Executive Officers. Members of our Board of Directors and members of the Committee are experienced in compensation matters and leverage such experience in addressing compensation matters and practices.

Design of the Compensation Program for the Named Executive Officers

The Committee and the Board have designed the compensation program for the Named Executive Officers to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program will reward a Named Executive Officer based upon corporate performance as well as the performance of that Named Executive Officer.

The compensation program for the Named Executive Officers includes the following elements: base salary, annual cash incentives, stock option grants and other benefits. We characterize the annual cash incentives and the stock options as performance-based compensation. Our executive compensation policy for the Named Executive Officers provides that a significant portion of the total compensation payable to them will be in the form of performance-based compensation. We do not have a target for each element of performance-based compensation relative to total compensation. The elements of our compensation program are described below.

Base Salaries. Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our Named Executive Officers, the Committee and the Board consider historic individual and corporate performance, level of responsibility and market and competitive data. The Committee establishes base salaries for the Named Executive Officers at a level such that a significant portion of the total compensation that they can earn is performance-based cash incentives and equity awards.

Annual Cash Incentive. As part of our executive compensation program, the Named Executive Officers may receive annual cash incentive awards pursuant to our annual cash bonus program. Targeted bonus amounts are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. The Committee historically has reviewed and determined target bonus amounts annually.

Performance objectives intended to focus attention on achieving key goals are established at the beginning of each fiscal year. The primary quantitative objective is achievement of revenue and net income targets set forth in our annual operating plan established by the Board of Directors. Specifically, these include metrics such as revenue and net profit (after tax), international operations revenue and operating profit. Additionally, the performance of the Named Executive Officers is judged on success in achieving certain strategic and operational initiatives. In evaluating their performance, the Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the financial and other metrics described above. The Committee reviews the individual incentive components of the Named Executive Officers’ employment agreements, described below, and evaluates the objective portions relative to the Company’s performance. The Committee also evaluates subjective, individual performance goals in determining the total amount of bonus to be awarded and has the ability to exercise discretion with respect to this portion. For the Named Executive Officers, up to one-third of the bonus calculation may be associated with strategic and operational initiatives and is considered to be discretionary.

Stock Option Grants. Our executive officers also may receive equity-based incentive compensation under stock plans approved by our shareholders and administered under the supervision of our Board of Directors. Grants under these plans are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders. Half of the stock options granted by the Committee in 2014 to executive officers, including the Named Executive Officers, vest 25% on each anniversary of the grant date, beginning on the first anniversary date of the date of grant. This vesting schedule is intended to require long-term focus on performance for the executive to realize value from the exercise of stock options. The other half were issued with a vesting basis that was tied into target revenue for 2014. In addition, stock options are generally granted with an exercise price equal to the closing sale price of the stock on the trading day before the date of grant, and they provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to result in increased stock price performance and shareholder value over a multi-year period. Individual equity awards historically have been recommended by the Committee based on an officer’s current performance, potential for future contribution and responsibility and market competitiveness.

Retirement Plans. We generally expect executives to plan for and fund their own retirement. We maintain a 401(k) plan that permits eligible employees, including our Named Executive Officers, to defer a limited portion of salary and bonus into any of several investment alternatives. We make matching contributions equal to 50% of the first 6% of compensation deferred by employees subject to a maximum annual match of $5,000 and maximums established under the Internal Revenue Code of 1986 (the “Code”). We may also make discretionary contributions to the 401(k) plan. Payments made to the Named Executive Officers for matching contributions are included in the Summary Compensation Table below. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our Named Executive Officers.

Other Benefits and Perquisites. Our executive compensation program also includes other benefits and perquisites. The Named Executive Officers participate in Company-sponsored group benefit plans such as health, life and disability insurance plans available to all employees. In addition, Named Executive Officers may upon joining the Company receive assistance in relocating in the discretion of our Board of Directors. For more detailed information regarding benefits and perquisites provided to our Named Executive Officers, see the Summary Compensation Table included elsewhere in this proxy statement.

2015 Compensation Program. In January 2015, the Compensation Committee recommended and the Board of Directors approved an incentive plan for 2015 for Dale E. Parker, the Company’s Interim President, Interim Chief Executive Officer and its Chief Financial Officer. Under the plan, Mr. Parker would receive a cash bonus award payment equal to 85% of his base salary if the Company achieves certain performance conditions (the “Initial Performance Conditions”) for 2015 and 100% of his base salary if the Company achieves other performance conditions for 2015. Under this part of the incentive program, Mr. Parker could receive a cash bonus of $195,500 if the Initial Performance Conditions are achieved and $230,000 if the other performance conditions are achieved. In addition, for 2015, Mr. Parker will receive a total cash payment of $45,000 to be paid in 12 equal monthly installments through December 31, 2015.

In January 2015, the Compensation Committee also recommended and the Board of Directors approved the grant of options to Mr. Parker under the Company’s 2005 Stock Incentive Plan. Mr. Parker received options to purchase a total of 50,000 shares. Of these options, 50% of the shares will vest if the Company achieves the Initial Performance Conditions. The remaining 50% of the shares subject to the options will vest as to 25% of such shares on each of the first, second, third and fourth anniversary dates of the date of grant, beginning on the first anniversary date of the date of grant, so long as Mr. Parker is then an employee of the Company.

2014 Compensation Program. In February 2014, the Compensation Committee recommended and the Board of Directors approved an incentive plan for 2014 for Kris B. Tufto, its President and Chief Executive Officer, and Dale E. Parker, its Chief Financial Officer. Under the plan, the participants would have received cash bonus award payments equal to 50% of his base salary if the Company’s actual revenue had exceeded the target revenue (the “Target Revenue”) for the year ended December 31, 2014. If the Company’s actual revenue for 2014 had been equal to or greater than 90% but less than 100% of Target Revenue, the bonus payments would be determined on a pro rata basis. Under this part of the incentive program, Mr. Tufto could have received a bonus ranging from $135,000 to $150,000, and Mr. Parker could have received a bonus ranging from $103,500 to $115,000. Each of Mr. Tufto and Mr. Parker would have received an additional bonus payment equal to 50% of his base salary based on the achievement of other specified performance targets, but only if the Company’s actual revenue had been equal to or greater than 90% of the Target Revenue. Under this part of the incentive program, Mr. Tufto could have received a bonus payment ranging from $49,500 to $150,000, and Mr. Parker could have received a bonus payment ranging from $37,950 to $115,000.

In February 2014, Messrs. Tufto and Parker also were granted options to purchase 50,000 and 40,000 shares of common stock, respectively. Of these options, options to purchase 25,000 shares (for Mr. Tufto) and 20,000 shares (for Mr. Parker) would have vested if the Company achieved the Target Revenue for 2014, or on a pro rata basis if the Company had achieved at least 90% but less than 100% of Target Revenue, and none of the shares were to vest if the Company did not achieve at least 90% of the Target Revenue. The remaining options to purchase 25,000 shares (for Mr. Tufto) and 20,000 shares (for Mr. Parker) were to vest as to 25% of the shares subject to the options on the first, second, third and fourth anniversary dates of the date of grant, beginning on the first anniversary date of the date of grant, so long as the officer is then an employee of the Company.

Named Executive Officers’ Role in Compensation Decisions

The Committee recommends to the Board of Directors the actual and targeted compensation of the Company’s Named Executive Officers. The Board, with the non-independent members abstaining, approves the compensation of the Named Executive Officers. The Committee determines its recommendations regarding the compensation plan for the Named Executive Officers based on major goals and objectives established by the Board of Directors. When applicable, the Committee also receives input from our Chief Executive Officer regarding another Named Executive Officer’s leadership capabilities, past performance and potential for future contributions when making its recommendations on actual and targeted compensation amounts for Named Executive Officers.

Other Considerations

Although the Committee and the Board consider tax and accounting issues in connection with their compensation decisions, those have not become material factors in their compensation decisions to date.

Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

We have reviewed and discussed the foregoing Compensation Discussion with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Compensation Committee –

Thomas G. Hudson
James W. Bracke
Melissa B. Fisher
Paul F. Lidsky

Summary Compensation Table - 2014 and 2013

The following table sets forth information about compensation awarded to, earned by or paid to our Named Executive Officers for 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards(2) $	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
Dale E. Parker	2014	$230,000	$—	$99,910	$—	$—		$329,910
Interim President, Interim Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Treasurer	2013	$121,817	$12,490	$171,915	$—	$63,436	(4)	$369,658

Kris B. Tufto	2014	$287,500	$—	$124,888	$—	$20,498	(5)	$432,886
Former President and Chief Executive Officer	2013	$270,833	$—	$—	$50,000	$5,000	(5)	$325,833

(1)

Consists of the grant date fair value of a stock award granted to Mr. Parker during his service in 2013 as a non-employee director determined pursuant to ASC Topic 718. Refer to “Note 11 – Shareholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 11 – Shareholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used in calculating the grant date fair value. There can be no assurance that the amounts reflected in the table will ever be realized.

(2)

Consists of the grant date fair value of stock option awards during each year determined pursuant to ASC Topic 718. Refer to “Note 11 – Shareholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Note 11 – Shareholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used in calculating the grant date fair value. There can be no assurance that the amounts reflected in the table will ever be realized.

(3)	For Mr. Tufto, consists of an annual bonus payment paid to him in 2013 based on criteria established by the Board of Directors as reported in October 2012.

(4)

Mr. Parker was named the Interim President and Interim Chief Executive Officer in December 2014 and the Chief Operating Officer, Chief Financial Officer and Treasurer on June 25, 2013. For Mr. Parker, All Other Compensation for 2013 consists of $43,770 for his relocation costs as well as $19,666 of non-employee director fees for director service prior to his employment.

(5)

Mr. Tufto was our Chief Executive Officer in 2013 and 2014, serving until his departure on December 15, 2014. As provided under the terms of his employment agreement, the Company agreed to pay Mr. Tufto severance in an amount equal to twelve months of his $300,000 annual base salary effective at the time of his termination of employment, payable ratably over twelve months from the date of his departure. For Mr. Tufto, the $20,498 in All Other Compensation for 2014 consists of a $12,500 severance payment as well as a $7,998 Company match paid into his 401(k) plan account in 2014. For Mr. Tufto, All Other Compensation for 2013 consists of the Company match paid into his 401(k) plan account in 2013.

Grants of Plan-Based Awards - 2014

In the following table, we have provided information regarding non-equity incentive plan awards and stock option awards under our 2005 Stock Incentive Plan made to Messrs. Tufto and Parker for 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold($)	Target($)	Maximum($)
Kris B. Tufto	2/18/14	$36,000	$72,000	$108,000	25,000(3)	$5.53	$62,444

Kris B. Tufto	2/18/14	$36,000	$72,000	$108,000	25,000(4)	$5.53	$62,444

Dale E. Parker	2/18/14	$36,000	$72,000	$108,000	20,000(3)	$5.53	$49,955

Dale E. Parker	2/18/14	$36,000	$72,000	$108,000	20,000(4)	$5.53	$49,955

(1)

Represents the range of awards under the incentive component for 2014 under the incentive cash bonus plans for Mr. Tufto and Mr. Parker. The amounts in these columns reflect the minimum payment level if an award is achieved, the target payment level and the maximum payment level under each plan if superior performance is attained. Amounts actually paid for 2014 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table - 2014 and 2013” above.

(2)

Represents the grant date fair value determined pursuant to ASC Topic 718. Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the stock options.

(3)

Consists of stock options granted under the 2005 Stock Incentive Plan. The options vest in annual installments of 25% of the shares subject to the options for four years on each anniversary date of the date of grant, beginning on the first anniversary date of the date of grant.

(4)

Consists of stock options granted under the 2005 Stock Incentive Plan. The options were scheduled to vest at December 31, 2014 if the Company had achieved the Target Revenue for 2014, or on a pro rata basis if the Company had achieved at least 90% but less than 100% of Target Revenue, and none of the shares would vest if the Company did not achieve at least 90% of the Target Revenue.

Outstanding Equity Awards at Fiscal Year-End - 2014

In April 2005, we adopted the 2005 Stock Incentive Plan, and in May 2014, we adopted the 2014 Stock Option and Incentive Plan (collectively, the “Plans”), which provide for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and performance awards to our officers, directors, employees, consultants and independent contractors. Options granted to employees under the Plans generally vest over three to five years based on service and have a contractual term of six to ten years. As of December 31, 2014, there were options outstanding under the Plans to purchase a total of 354,000 shares with a weighted average exercise price per share of $6.30.

In the following table, we have provided information regarding outstanding stock option awards held at December 31, 2014 by the Named Executive Officers.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
Kris B. Tufto	18,000	(1)	--	(2)	$6.58	3/16/2015
	5,000	(1)	--	(2)	$5.05	3/16/2015
	20,000	(1)	--	(2)	$4.77	3/16/2015

Dale E. Parker	12,000		6,000	(3)	$5.05	8/10/2022
	12,500		37,500	(4)	$6.63	6/26/2023
	—		20,000	(5)	$5.53	2/18/2024

(1)	Options vested as of date of departure may be exercised for 90 days after date of departure and then expire if not exercised.

(2)	Options not vested as of date of departure are forfeited at date of departure.

(3)	Options vest in annual installments of 33.3% for three years beginning on August 10, 2013.

(4)	Options vest in annual installments of 25% for four years beginning on June 26, 2014.

(5)	Options vest in annual installments of 25% for four years beginning on February 18, 2015.

Option Exercises and Stock Vested – 2014

There were no stock options exercised by the Named Executive Officers in 2014. We currently do not have programs involving direct or restricted stock grants for Named Executive Officers.

Stock Options

Under the terms of our 1995 Plan, 2005 Stock Incentive Plan and 2014 Stock Option and Incentive Plan, if a participant’s employment with us terminates by reason of the participant’s death or disability, then, to the extent a stock option held by the participant is vested as of the date of death or disability, the stock option may be exercised by the participant, the legal representative of the participant’s estate, the legatee of the participant under the will of the participant, or the distributee of the participant’s estate, whichever is applicable, for a period of one year from the date of death or disability or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of death or termination due to disability will immediately lapse and be of no further force or effect.

If a participant’s employment with us terminates for any reason other than death or disability or other than for cause, then, to the extent any stock option held by the participant is vested as of the date of termination, the stock option may be exercised for a period of 90 days from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to the participant will immediately lapse and be of no further force or effect.

In the event of a “change in control” of our Company, as that term is defined in the respective Plans, all stock options held by executive officers then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms.

Employment Agreements

Dale E. Parker

On April 22, 2014, we entered into an Amended and Restated Employment Agreement with Dale E. Parker (the “2014 Parker Employment Agreement”) providing that Mr. Parker will serve as our Chief Operating Officer, Chief Financial Officer and Treasurer. The 2014 Parker Employment Agreement superseded the Employment Agreement between the Company and Mr. Parker dated as of June 25, 2013 (the “Original Parker Employment Agreement”). The Original Parker Employment Agreement provided that for the year ended December 31, 2013, Mr. Parker would receive an annual base salary of $200,000. In December 2013, Mr. Parker’s base salary was adjusted to $230,000 annually, effective January 1, 2014. The Original Parker Employment Agreement and the 2014 Parker Employment Agreement both provided that Mr. Parker was eligible to receive a bonus to be determined by the Company’s Board of Directors and that he is entitled to insurance and other benefits in accordance with the Company’s standard employee programs.

The 2014 Parker Employment Agreement amended the Original Parker Employment Agreement to add certain “change in control” provisions. The 2014 Parker Employment Agreement provides that if Mr. Parker’s termination of employment is voluntary on his part and not for “Good Reason” as defined in the 2014 Parker Employment Agreement, the Company must pay to Mr. Parker all earned and unpaid amounts due to him for salary through the termination date and a pro rata portion of any incentive pay to which he would have been entitled had he remained in the Company’s employ, and Mr. Parker will have 90 days to exercise all options to purchase shares of the Company’s common stock that he owns and are exercisable at the termination date. Any other options and any unvested restricted stock or restricted stock units for the Company’s common stock that he owns will terminate. The 2014 Parker Employment Agreement also provides that if the termination of employment is “With Cause” as defined in the 2014 Parker Employment Agreement, Mr. Parker will not be entitled to any severance, and any and all options, restricted stock and restricted stock units for the Company’s common stock that he owns will terminate. It also provides that if the termination is “Without Cause” as defined in the 2014 Parker Employment Agreement, Mr. Parker will be entitled to 12 months of salary continuation, without eligibility for bonus, and he will have 90 days to exercise all options to purchase shares of the Company’s common stock that he owns and that are exercisable at the termination date. Any other options and any unvested restricted stock or restricted stock units for the Company’s common stock owned by him will terminate. Upon a “Change in Control Termination” as defined in the 2014 Parker Employment Agreement, the Company will pay to Mr. Parker a severance payment equal to 1.5 times the amount of his annual salary and the total annual incentive pay to which he is entitled; any and all outstanding unvested options to purchase the Company’s common stock owned by him with an exercise price that is less than “Fair Market Value” of such common stock will vest and he will have 90 days to exercise all options; the risks of forfeiture on any restricted stock or restricted stock units owned by him will lapse; and for a period beginning on the date of the Change in Control Termination and ending on the earlier of the date that Mr. Parker obtains new employment or two years after the date of the Change in Control Termination, the Company will provide a continuation of the group medical insurance coverage previously provided to Mr. Parker by the Company and pay that portion of the premium for group medical insurance that it paid during his employment. Under the 2014 Parker Employment Agreement, the Company will be obligated to make the payments and provide the benefits to Mr. Parker if his employment is terminated Without Cause or upon a Change in Control Termination only if Mr. Parker has signed a release agreement, the form of which is attached to the 2014 Parker Employment Agreement. The term “Change in Control Termination” as defined in the 2014 Parker Employment Agreement means that, upon or within 12 months after a “Change in Control,” Mr. Parker’s employment is terminated for any reason other than “With Cause” or Mr. Parker terminates his employment for “Good Reason.”

On December 15, 2014, Mr. Parker was appointed as the Company’s Interim President and Interim Chief Executive Officer. On January 2, 2015, the Company approved a compensation plan for the year ending December 31, 2015 for Mr. Parker. Under the compensation plan, Mr. Parker will receive a base salary of $230,000 plus a cash bonus equal to 85% of his base salary if the Company achieves the Initial Performance Conditions for 2015 and 100% of his base salary if the Company achieves other performance conditions for 2015. Therefore, for 2015, Mr. Parker could receive a cash bonus of $195,500 if the Initial Performance Conditions are achieved and $230,000 if the other performance conditions are achieved. For 2015, Mr. Parker also will receive a total cash payment of $45,000 to be paid in 12 equal monthly installments through December 31, 2015.

Kris B. Tufto

On September 10, 2012, Kris B. Tufto accepted the terms of his employment as our interim President and Chief Executive Officer. The terms of his employment were set forth in an offer letter. The offer letter provided that Mr. Tufto would be a temporary employee, with the term of his employment expiring on December 31, 2012, subject to the right of our Board of Directors to terminate his employment at an earlier date at will. The offer letter also provided for an annual base salary of $260,000 but no benefits. In connection with Mr. Tufto’s appointment as interim President and Chief Executive Officer, we granted to him a 10-year non-incentive stock option to purchase 5,000 shares of our common stock at an exercise price of $5.05 per share, which was equal to the closing price of our common stock on September 7, 2012 as quoted on The NASDAQ Capital Market. The option became exercisable in two equal installments on each of the first and second anniversary dates of the date of grant.

On October 30, 2012, we entered into an employment agreement with Mr. Tufto providing that Mr. Tufto would serve as our President and Chief Executive Officer effective on October 30, 2012. Under the employment agreement, Mr. Tufto was paid a base salary of $260,000, and he was eligible to receive a bonus of up to $50,000. In December 2013, Mr. Tufto’s salary was adjusted to $300,000 annually, effective January 1, 2014. Under his employment agreement, Mr. Tufto received insurance and other benefits in accordance with our standard employee programs.

On April 23, 2014, we entered into an Amended and Restated Employment Agreement with Mr. Tufto (the “2014 Tufto Employment Agreement”) that superseded his employment agreement dated as of October 30, 2012. Its terms were substantially the same as the terms of the 2014 Parker Employment Agreement except that it provided for a $300,000 annual base salary and it provided Mr. Tufto with a payment equal to 2.0 times his base salary upon a Change in Control termination.

In connection with Mr. Tufto’s departure on December 15, 2014, and as provided under the 2014 Tufto Employment Agreement, we agreed to pay Mr. Tufto total severance of $300,000, which was equal to twelve months of his annual base salary effective as of December 15, 2014, payable over twelve months. In connection with the severance payment, Mr. Tufto signed and delivered to the Company a release agreement which contained releases of claims Mr. Tufto may have had against the Company.

Potential Payments upon Termination of Employment or Change in Control

The table below reflects the amount of compensation to Dale E. Parker as our only Named Executive Officer as of December 31, 2014 upon termination of employment under the specified circumstances. The amounts shown assume that the termination was effective as of December 31, 2014, include amounts earned through that time and are estimates of the amounts which would be paid out to our Named Executive Officer upon the termination of his employment. The actual amounts to be paid out can be determined only at the time of actual separation from our Company. Additionally, under the 2014 Parker Employment Agreement, if Mr. Parker voluntarily terminates his employment, we may award, subject to our discretion, a pro-rata portion of the incentive pay that he would have received had he remained employed by us.

Name	Cash Severance Payment	Total
Dale E. Parker
Retirement or resignation	$—	$—
Termination without cause	230,000	230,000
Termination for cause	—	—
Death	—	—

Other Post-Employment Payments

We generally do not provide pension arrangements or post-retirement health coverage for executive officers or other employees. We do not provide any nonqualified defined contribution or other deferred compensation plans.

RELATED PERSON TRANSACTIONS AND POLICY

Related Person Transactions

Thomas G. Hudson was appointed to the Company’s Board of Directors on April 12, 2013. He is the Chief Executive Officer and a member of the Board of Directors of Municipal Parking Services, Inc. (MPS). In January 2013, the Company invested $300,000 in MPS in exchange for 150,000 shares of common stock of MPS, which represented approximately 1 percent of the outstanding shares of MPS’ common stock. The Company’s ownership of shares of MPS represented only a passive investment, and the Company received no other interest in or compensation from MPS in connection with the investment. In October 2014, all of our MPS shares were purchased by MPS for $150,000.

In 2013, the Company paid to MPS a total of $20,097, of which $10,962 was related to the purchase of two parking meters and $9,135 was related to a shared trade show space.

Related Person Transaction Policy

The Company’s Code of Ethics and Business Conduct (the “Ethics Code”) requires that the Company’s Board or Audit Committee approve activities that could involve a conflict of interest if undertaken by an “associate,” which consists of the Company’s directors, officers, employees and consultants. These transactions include owning a substantial interest in any competing business or in any outside distributor or customer that does or seeks to do business with the Company; providing services to any outside concern that does business with the Company or competes with the Company; representing the Company in any business transaction with a person or organization in which associates or their immediate family have a personal interest or may derive a benefit; or taking advantage of any business opportunity which may belong to the Company. In considering these transactions under the Ethics Code, the Board or the Audit Committee would consider and evaluate information regarding the transaction, including the dollar amounts involved in the transaction.

The Board and the Audit Committee did not consider and evaluate the transactions arising from the MPS investment described above involving Mr. Hudson under the Ethics Code because the Company entered into these transactions before Mr. Hudson became an associate of the Company.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of the following non-employee directors: Melissa B. Fisher (Chair), James W. Bracke and Paul F. Lidsky. Mr. Lidsky was Chair of the Audit Committee from June 21, 2013 until March 27, 2015, when Ms. Fisher was appointed as Chair. Thomas G. Hudson served on the Audit Committee throughout 2014 and until March 27, 2015. The members of the Audit Committee in 2014 were and now are independent for purposes of the listing standards of The NASDAQ Capital Market and the rules of the Securities and Exchange Commission. For 2014, our Board of Directors identified Messrs. Lidsky, Bracke and Hudson and, as of the date of her appointment to the Board of Directors on May 13, 2014, Ms. Fisher, as audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees Image Sensing Systems, Inc.’s financial reporting process on behalf of the Board of Directors and selects our independent registered public accounting firm. Management has the primary responsibility for the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on our financial statements. The Audit Committee discusses with our independent registered public accounting firm the overall scope and plans for its audits and meets with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.

In fulfilling our oversight responsibilities, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. The Audit Committee reviewed and discussed the financial statements with management and our independent registered public accounting firm, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with our independent registered public accounting firm the firm’s independence from management, including whether the provision of non-audit services is compatible with maintaining the firm’s independence, and matters required to be discussed by the Auditing Standards No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent account’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Image Sensing Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission. The Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

By the Audit Committee –

Paul F. Lidsky
James W. Bracke
Melissa B. Fisher
Thomas G. Hudson

PAYMENT OF FEES TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Audit fees, including aggregate fees for the audit of our annual financial statements, reviews of our quarterly financial statements and reviews of filings with the Securities and Exchange Commission, were $136,700 and $139,340 for fiscal 2014 and 2013, respectively.

Audit-Related Fees

There were no audit-related fees for fiscal 2014 and 2013.

Tax Fees

There were no tax-related fees for fiscal 2014 and 2013.

All Other Fees

We paid no other fees to our independent registered public accounting firm in 2014 or 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees.

To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by our independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in fiscal 2014 and 2013 were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP audited our consolidated financial statements for the fiscal year ended December 31, 2014. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Although we are not required to do so, we are submitting the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. A representative of Grant Thornton LLP is expected to be present at the 2015 annual meeting. The representative will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

PROPOSAL 3 –VOTE ON THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS

Our executive compensation program emphasizes performance-based compensation, recognizes both quantitative and qualitative performance objectives based upon our executives officers’ responsibilities, and includes a mix of short-term cash and long-term equity-based compensation. The annual cash incentives and the stock options we grant to our Named Executive Officers, which constitute a significant portion of their total compensation, are performance-based compensation. We believe that performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests.

We generally do not have separate retirement plans or benefits for our Named Executive Officers. They may participate in our 401(k) plan in which all eligible employees may participate. In addition, our Named Executive Officers participate in Company-sponsored group benefit plans available to all employees.

We urge you to read the Compensation Discussion section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2014 compensation of our Named Executive Officers. We believe that, viewed as a whole, our compensation practices and policies are appropriate and fair to both the Company and its executives.

As provided by the say-on-pay rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Image Sensing Systems, Inc. that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting.

Proxies will be voted in favor of the resolution unless shareholders specify otherwise in their proxies and except for broker non-votes. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our executive compensation. As an advisory vote, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Any proposal by a shareholder to be included in our proxy statement for the 2016 annual meeting must comply with the applicable rules and regulations of the Securities and Exchange Commission and must be received at our principal executive offices, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, no later than December 18, 2015. Pursuant to the rules of the Securities and Exchange Commission, proxies solicited by management for the next annual meeting may grant management the authority to vote in its discretion on any proposal submitted by a shareholder otherwise than through inclusion in the proxy statement for the meeting unless we have received notice of the shareholder proposal at our principal executive offices on or before March 3, 2016.

ANNUAL REPORT TO SHAREHOLDERS

We are including with this proxy statement our Annual Report to Shareholders for the year ended December 31, 2014, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, without certain exhibits. Shareholders may request a complete copy of our Annual Report on Form 10-K for fiscal 2014 with all exhibits, as filed with the Securities and Exchange Commission, by writing to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, Attention: Chief Financial Officer.

OTHER MATTERS

We know of no matters other than those that are described in this proxy statement to come before the 2015 annual meeting of shareholders. However, if any other matters are properly brought before the meeting, one or more persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.

James W. Bracke
Chairman of the Board

Dated: April 17, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

IMAGE SENSING SYSTEMS, INC.	2015 Annual Meeting of Shareholders May 14, 2015 9:00 A.M. Central Time This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

This proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given, this proxy will be voted “FOR” all nominees for director, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2015 fiscal year, “FOR” the non-binding resolution to approve the compensation of our named executive officers, and in the discretion of the named proxies on all other matters.

Please mark your votes like this

1.	Election of directors:	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left (except as marked to the contrary below)	2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the company for 2015.	FOR	AGAINST	ABSTAIN
						☐	☐	☐
		☐	☐
	(01) Dale E. Parker	(04) Thomas G. Hudson		3.	Advisory vote to approve the compensation of our named executive officers.	FOR	AGAINST	ABSTAIN
	(02) James W. Bracke (03) Melissa B. Fisher	(05) Paul F. Lidsky				☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2015.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

IMAGE SENSING SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 14, 2015

9:00 a.m. Central Time

Embassy Suites Minneapolis - Airport
Orchid Room
7901 34th Avenue South
Bloomington, Minnesota 55425

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

IMAGE SENSING SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 17, 2015, revoking any proxy previously given, hereby appoint(s) Dale E. Parker and Richard A. Ehrich as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Image Sensing Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Time on Thursday, May 14, 2015 at the Embassy Suites Minneapolis - Airport, Orchid Room, 7901 34th Avenue South, Bloomington, Minnesota 55425, and at any adjournment or postponement thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

See reverse side for voting instructions.